                                                                       Exhibit 5


                                                                [Execution Copy]

                          TENDER AND VOTING AGREEMENT


          TENDER AND VOTING AGREEMENT (this "Agreement"), dated as of May 13, 1998, by and among NE Restaurant Company, Inc., a Delaware corporation ("Parent"), NE Acquisition Corp. ("Sub"), a Massachusetts corporation and a wholly-owned subsidiary of Parent, and Joseph Crugnale (the "Stockholder").

          WHEREAS, concurrently herewith, Parent, Sub and Bertucci's, Inc. (the "Company"), a Massachusetts corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub agrees to make a tender offer (the "Offer") for all outstanding shares of Common Stock, par value $.005 per share (the "Shares"), of the Company at $10.50 per share, net to the seller in cash (the "Offer Price"), to be followed by the merger of Sub with the Company (the "Merger"), with the corporation surviving the Merger becoming a wholly-owned subsidiary of Parent;

          WHEREAS, as of the date hereof, the Stockholder beneficially owns an aggregate of 2,174,772 Shares (the "Owned Shares"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that Stockholder agree, and Stockholder has agreed (i) to tender pursuant to the Offer all of the Owned Shares (which term shall include any Shares acquired by him after the date hereof), (ii) to vote the Owned Shares in favor of the adoption of the Merger Agreement and the approval of the Merger, (iii) to appoint Parent as the Stockholder's proxy to vote the Owned Shares in connection with the Merger Agreement and the Merger and
(iv) with respect to other matters put to stockholders of the Company for a vote, to vote the Owned Shares, in each case, in accordance with the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:


     1.   Agreement to Tender and Vote.
          ----------------------------

     1.1  Tender.  Stockholder hereby agrees to validly tender (or cause the
          ------
record owner to tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than three (3) business days prior to the initial expiration of the Offer, the Owned Shares beneficially owned by him on the date hereof and any additional Shares acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement (whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise) beneficially owned by Stockholder, which additional Shares shall constitute Owned Shares for all purposes of this Agreement. Stockholder acknowledges and agrees that Parent's and Sub's obligation to accept and pay for the Owned Shares in the Offer is subject to the terms and conditions of the Offer. The parties agree that Stockholder will, for all Owned Shares tendered by Stockholder in the Offer and accepted for payment and paid for by Sub, receive the same per share consideration paid to other shareholders who have tendered Shares into the Offer. The transfer by Stockholder of the Owned Shares to Sub in the Offer shall, upon payment therefor, pass to and unconditionally vest in Sub good and valid title to the Owned Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

     1.2  Voting.  Stockholder hereby agrees that, during the time this
          ------
Agreement is in effect, at any meeting of the shareholders of the Company, however called, he shall (a) vote all of the Owned Shares as are beneficially owned by him on the record date for determining stockholders of record entitled to vote at such meeting in favor of the adoption of the Merger Agreement and approval of the Merger; (b) vote such Owned Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote such Owned Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; or (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries. The Stockholder shall forward to Parent any proxy cards that Stockholder receives with respect to the Merger Agreement duly executed by Stockholder.

     1.3  Irrevocable Proxy.  In the event that Stockholder shall breach his
          -----------------
covenant set forth in Section 1.2, Stockholder (without any further action on Stockholder's part) shall be deemed to have hereby irrevocably appointed Parent as the attorney and proxy of such Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Owned Shares that Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, to vote such Shares as set forth in Section 1.2 above. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Owned Shares that Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of Stockholder's obligations under Section 1.2 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by Stockholder with respect thereto so long as Stockholder's obligations under this Section remain in effect.

     2.   Expiration.  This Agreement and the Stockholder's obligations
          ----------
hereunder shall terminate on the earlier of (a) the consummation of the Merger,
(b) the termination of the Offer without any Shares having been purchased pursuant thereto, (c) the termination of the Merger Agreement in accordance with its terms, except that the covenants and agreements set forth in Sections 4.1 and 4.3 hereof shall survive for a period of six months after such termination (the "Extended Period") if (i) at the time of such termination of the Merger Agreement there is pending or outstanding an unsolicited bona fide Acquisition Proposal by a Third Party (other than an Acquisition Proposal made by Stockholder or any entity beneficially owned by him as permitted by Section 6.1 hereof) that has been publicly announced and (ii) such termination was not as a result of termination of the Merger Agreement by the Company due to the breach thereof by Parent or Sub or termination of the Merger Agreement by Parent and/or Sub due to the failure to satisfy the Financing Condition contained in Section 4.2(d) thereof (the "Extension Conditions") and (d) unless the Extension Conditions are satisfied, July 31, 1998.

     3.   Representations and Warranties.
          ------------------------------

     3.1  Representations and Warranties of Parent and Sub.  Parent and Sub
          ------------------------------------------------
hereby represent and warrant to Stockholder as follows:

          (a) Organization; Due Authorization.  Parent is a corporation duly
              -------------------------------
organized, validly existing and in good standing under the laws of Delaware. Parent has full power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Organization; Due Authorization.  Sub is a corporation duly
              -------------------------------
organized, validly existing and in good standing under the laws of Massachusetts. Sub has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Sub, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding agreement of Sub, enforceable against Sub in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.2  Representations and Warranties of Stockholder.  Stockholder hereby
          ---------------------------------------------
represents and warrants to Parent as follows:

          (a) Title.  Stockholder has good and valid title to the Owned Shares
              -----
free and clear of any lien, charge, encumbrance or claim of whatever nature.

          (b) Ownership of Shares.  On the date hereof, such Stockholder
              -------------------
beneficially owns 2,174,772 Shares, all of which are held of record by him. Stockholder has sole voting power and sole power of disposition with respect to the Owned Shares, with no restrictions, subject to applicable federal securities laws, on his rights of disposition pertaining thereto.

          (c) Power; Binding Agreement.  Stockholder has the legal capacity,
              ------------------------
power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d) No Conflicts.  The execution, delivery and performance of this
              ------------
Agreement by Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of

Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Stockholder is a party or by which his respective properties or assets are bound.

     4.   Certain Covenants of Stockholder.  Stockholder hereby covenants and
          --------------------------------
agrees as follows:

     4.1  Restriction on Transfer, Proxies and Non-Interference.  Stockholder
          -----------------------------------------------------
hereby agrees, while this Agreement is in effect and, if the Extension Conditions are satisfied, thereafter during the Extension Period, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his Owned Shares, (ii) grant any proxies, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement; provided, however, that Stockholder shall be permitted to transfer any of the Owned Shares to Ten Ideas, Inc., Ten Ideas Acquisition Corp., any member of the immediate family of Stockholder or any trust, limited partnership or other entity the beneficial ownership of which is held by Stockholder or such family members (each, a "Permitted Transferee"), so long as such Permitted Transferee agrees in writing, in form and substance satisfactory to Parent and Sub, to be bound by the terms hereof to the same extent as Stockholder is bound and provided further, however, that no such transfer shall relieve Stockholder of his obligations hereunder if such Permitted Transferee does not perform such obligations.

     4.2  Additional Shares.  Stockholder hereby agrees, while this Agreement is
          -----------------
in effect, to promptly notify Parent and Sub of the number of additional Shares acquired by such Stockholder, if any, after the date hereof, which additional Shares shall be deemed Owned Shares for all purposes of this Agreement.

     4.3  No Solicitation of Transactions.  While this Agreement is in effect
          -------------------------------
and, if the Extension Conditions are satisfied, thereafter during the Extension Period, Stockholder shall not, directly or indirectly, solicit or initiate any Acquisition Proposal or offer from any person, or (except in his capacity as a director or officer of the Company to the extent permitted by Section 6.8 of the Merger Agreement) engage in discussions or negotiations relating thereto (including by way of furnishing information). While this Agreement is in effect and, if the Extension Conditions are satisfied, during the Extension Period, Stockholder shall promptly advise Purchaser of the receipt of any Acquisition Proposal or if any inquiries are received by, any information or documents are requested from, or any negotiations or discussions are sought to be instituted or continued with, Stockholder or any of his affiliates.

     5.   Further Assurances.  From time to time, at the other party's request
          ------------------
and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by
Section 1 of this Agreement.

     6.   Other Matters.
          -------------

     6.1  Proposed Amendment of Merger Agreement.  Notwithstanding anything to
          --------------------------------------
the contrary contained herein or in Section 6.8 of the Merger Agreement, if, without Stockholder's prior written consent, Parent or Sub proposes in writing to the Company, the Board of Directors of the Company or any Committee thereof, or publicly releases a proposal for, (i) any reduction in the Offer Price, (ii) any extension of the date specified in Section 8.1(b)(ii) of the Merger Agreement after which either Parent or the Company may terminate the Merger Agreement if the Offer has not been consummated or (iii) any increase in the Minimum Condition, this Agreement shall terminate and be of no further force or effect.

     6.2  Withdrawal of Shares on Termination.  Any termination of this
          -----------------------------------
Agreement shall be deemed to constitute an effective withdrawal of any Owned Shares tendered by Stockholder in the Offer. Parent and Sub agree to cause to be delivered to Stockholder the certificates for any such Owned Shares as promptly as practicable following any such deemed withdrawal, and hereby waive any procedural requirements of the Offer which would require Stockholder to take any other action to effect such withdrawal.

     7.   Miscellaneous.
          -------------

     7.1  Entire Agreement; Assignment.  This Agreement (i) constitutes the
          ----------------------------
entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent or Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of its obligations hereunder if such assignee does not perform such obligations.

     7.2  Notices.  All notices, requests, claims, demands and other
          -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

            To Stockholder as follows:

                Mr. Joseph Crugnale
                c/o Bertucci's, Inc.
                14 Audubon Road
                Wakefield, Massachusetts 01880

                     copy to:

                Posternak, Blankstein & Lund, L.L.P.
                100 Charles River Plaza
                Boston, Massachusetts 02114
                Attention:  Donald H. Siegel, P.C.

            To Parent or Sub:

                NE Restaurant Company, Inc.
                80A Turnpike Road
                Westborough, Massachusetts 01581
                Attention:  President

                     copies to:

                Jacobson Partners
                595 Madison Avenue
                New York, NY 10032
                Attention:  Benjamin Jacobson

                       and

                Stroock & Stroock & Lavan LLP
                180 Maiden Lane
                New York, New York 10038
                Attention:  David L. Finkelman, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     7.3  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     7.4  Specific Performance.  Each of the parties hereto recognizes and
          --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereby agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     7.5  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     7.6  Descriptive Headings.  The descriptive headings used herein are
          --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.7  Severability.  Whenever possible, each provision or portion of any
          ------------
provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                NE RESTAURANT COMPANY, INC.



                                By:  /s/  Dennis Pedra
                                     -----------------
                                     Name:  Dennis Pedra
                                     Title:  President


                                NE ACQUISITION CORP.


                                By:  /s/  Paul Hoagland
                                     ------------------
                                     Name:  Paul V. Hoagland
                                     Title:  Asst. Treasurer and Chief
                                               Financial Officer

                                STOCKHOLDER


                                  /s/ Joseph Crugnale
                                ---------------------
                                Joseph Crugnale